UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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April 15, 2011

In our proxy statement for our 2011 annual meeting of stockholders scheduled for Thursday, April 28, 2011, we included as Proposal No. 3 a proposal to amend our Certificate of Incorporation to eliminate certain supermajority voting requirements. The text of Proposal No. 3 is set forth beginning on page 65 of our proxy statement under the caption “Proposal No. 3—Company Proposal to Amend the Certificate of Incorporation to Eliminate Certain Supermajority Voting Requirements.” We indicated on page 5 of our proxy statement that Proposal No. 3 was not a “routine” or “discretionary” proposal under the rules of the New York Stock Exchange (the “Exchange”) and that therefore, if a stockholder’s broker holds shares in the stockholder’s name but the stockholder does not instruct her or his broker how to vote with respect to Proposal No. 3, the stockholder’s shares will not count and will be treated as “broker non-votes.” We have been advised by the Exchange that in view of the proposal’s potential benefits for stockholders, the Exchange will notify its member firm brokers that they may vote their customers’ shares for Proposal No. 3 even when the member firm does not receive voting instructions from its customer. Since brokers follow various practices with respect to discretionary voting of uninstructed shares, a stockholder may wish to contact her or his broker for information about how the broker intends to vote customer shares for which it does not receive voting instructions.